Exhibit 21.1

Subsidiaries of the Registrant

Allion Healthcare, Inc. and Subsidiaries:

Allion Healthcare, Inc., a Delaware corporation

Moms Pharmacy, Inc., a California corporation

Medicine Made Easy, a California corporation
d/b/a: MOMS Pharmacy; Priority Pharmacy

Moms Pharmacy, Inc., a New York corporation

Moms Pharmacy, LLC, a Florida limited liability company
d/b/a: MOMS Specialty Care Pharmacy

North American Home Health Supply, Inc., a California corporation

Specialty Pharmacies, Inc., a Washington corporation
d/b/a: Castro Street Pharmacy; Cherry Street Pharmacy; Castro and Duboce Pharmacy

Oris Health, Inc., a California corporation
d/b/a: Oris Medical Systems

Moms Pharmacy of Brooklyn, Inc., a New York corporation
d/b/a: Maiman’s Pharmacy